CONTACTS:

Becky Yeamans, Juno Investor Relations
(212) 597-9274 or ir@support.juno.com

Gary Baker, Juno Public Relations
(212) 597-9005 or pr@support.juno.com


JUNO REPORTS STRONG FIRST-QUARTER RESULTS

* NET LOSS SHRINKS BY FACTOR OF FIVE YEAR-OVER-YEAR

* SUBSCRIBER BASE GROWS TO 15.9 MILLION REGISTERED, 4.1 MILLION ACTIVE

* BILLABLE SUBSCRIBER BASE GROWS TO 910,000

* "OPERATIONS, FREE SERVICE" COST DECREASES BY 42% COMPARED WITH PRIOR QUARTER


NEW YORK, NY (April 24, 2001) -- Juno Online Services, Inc. (Nasdaq: JWEB), one of the nation's largest Internet access providers, today reported revenues of $28.7 million and a net loss of $9.6 million ($0.23 per share) for the first quarter of 2001. This net loss represents an improvement by about a factor of five compared with the net loss of $47.6 million ($1.28 per share) the company reported for the year-ago quarter. Cash losses, as reflected by the company's EBITDA (earnings before interest, taxes, depreciation, and amortization), were even lower, totaling $8.3 million ($0.20 per share) for the first quarter of 2001. Revenues for the first quarter of 2001 were up 19% compared with the $24.0 million reported for the year-ago quarter. Juno derives revenue primarily from subscription fees it charges for its premium Web access services, and to a lesser extent, from the sale of advertising and from various forms of electronic commerce.

Juno continued to reduce expenditures for subscriber acquisition, to $6.3 million in the first quarter of 2001, down from $44.8 million in the year-ago quarter and $8.7 million in the fourth quarter of 2000. In spite of this reduction in spending, Juno's base of active subscribers grew to 4.1 million in the month of March 2001, up from 4.0 million in December 2000. Juno's BILLABLE subscriber base also grew during the first quarter, to 910,000 at March 31, 2001, up from 842,000 as of December 31, 2000. Juno's total registered subscriber base increased 12% to 15.9 million at March 31, 2001.

The net increase of 68,000 billable subscribers during the first quarter was largely attributable to migrations from Juno's free basic service to its billable premium services. Toward the end of 2000, Juno began implementing measures designed to encourage heavier users of the free service to modify their usage patterns or upgrade to a billable service. While these measures are believed to have caused a certain amount of subscriber attrition from the free service and are likely to contribute to a projected decline in Juno's active subscriber count over the coming quarters, management believes the measures are also responsible in part for the increase in migrations to Juno's billable services (and for the associated increase in billable service revenues) that the company experienced in December 2000 and the beginning of the first quarter of 2001.

Furthermore, these measures, which were designed primarily to address resource consumption by heavier users of the free service, have led to a substantial reduction in the cost of operating this service. Operations, free service expenses declined by 42% to $6.3 million in the first quarter of 2001, down from $10.9 million in the fourth quarter of 2000. This improvement occurred largely as a result of a reduction in average monthly Web connection time per free service subscriber, which declined by 45% in the first quarter as compared to the immediately preceding quarter.

On a combined basis, Operations, free service expenses and the portion of cost of revenues that is associated with the free service averaged approximately $0.81 per active free subscriber per month in the first quarter, down 41% from approximately $1.38 per month in the fourth quarter. This per-subscriber cost is substantially lower than Juno's management has seen reported by other Internet access providers. In addition to the effects of the measures described above, Juno believes its cost advantage to be due in part to the use of its patented offline technology to minimize connection time per subscriber while preserving the revenue opportunity associated with offline usage hours.

"We are very pleased with the continued improvement in Juno's operating results, and expect to report additional improvements in our bottom-line financial results over the next two quarters," said Charles Ardai, Juno's president and chief executive officer. "The advantages associated with Juno's flexible business model and with the free-to-billable conversion strategy that has long been central to our business are increasingly evident in the current market environment, and we believe they will become even clearer over time."

At March 31, 2001, the company had approximately $46.8 million in cash and cash equivalents, an amount management continues to believe should be sufficient to fund Juno's operations until the business becomes cash-flow positive.

Of Juno's total revenues of $28.7 million for the first quarter, approximately 80% came from billable services, while the remaining 20% came from various forms of advertising sales and electronic commerce. Management currently expects this mix of revenues to remain roughly constant for the remainder of the year.

Billable service revenues totaled $22.9 million in the first quarter, up from $19.8 million in the fourth quarter of 2000. Management attributes this increase in part to the growth of its billable subscriber base and in part to measures the company began implementing to increase average revenue per billable subscriber, largely by reducing its use of discounted promotional pricing plans. The billable service offer showcased on the company's home page and through certain other marketing channels was increased from $9.95 per month to $14.95 per month, for example. The company also began adjusting the discounted prices offered to certain of its current subscribers. Although the company expects its reduction of discounted pricing to cause attrition from its billable services, management currently projects that revenue lost due to a decline in billable subscriber count is likely to be largely counterbalanced by the higher revenues collected from the subscribers that remain and the cost savings associated with the elimination of the usage hours of any billable subscribers that leave the service. Other things being equal, management would expect the net result of its pricing changes to be roughly flat quarter-over-quarter billable service revenues, strengthened billable service margins, and an improved contribution to the company's bottom line.

Revenue from advertising and transaction fees totaled $5.8 million in the first quarter of 2001, down from $10.5 million in the fourth quarter of 2000. This decrease in advertising revenues can be attributed in large part to the widely reported decline in the market for Internet advertising, manifested in part through reduced signings, the reduction or cancellation of certain existing advertising contracts, and an increase in uncollectible receivables. These factors have also contributed to the reduction of Juno's backlog of advertising revenue to about $7 million at the end of the first quarter, down from about $12 million at the end of the fourth quarter. In response to these market conditions, the company is drawing on the flexibility associated with its multiple revenue streams and tiered service levels to reduce its reliance on advertising revenue (which management currently expects to decline further over the coming quarters) and to increase its focus on billable service revenues, at least for the time being.

Cost of revenues increased sequentially as a percentage of total revenues, to 58.8% in the first quarter, as compared with 47.0% in the quarter ended December 31, 2000. Cost of revenues for billable services increased in relation to corresponding revenues primarily as a result of increased average monthly usage per subscriber, offset slightly by cost efficiencies achieved in customer service operations and a 5% increase in average monthly subscription fees realized per billable subscriber. The increase in the costs of advertising and transaction fees as a percentage of related revenues was primarily attributable to smaller average deal sizes and a reduced revenue base over which to allocate related overhead costs.

Overall operating expenses dropped to $22.1 million in the first quarter, down from $58.7 million in the year-ago quarter and $28.6 million in the fourth quarter of 2000. Management expects operating expenses to improve further over the coming quarters. Savings are expected to be driven by further reductions in telecommunications hours associated with the free service and, to a lesser extent, in expenditures for subscriber acquisition, as well as by certain reductions in staff-related expenses achieved by scaling back selected departments in response to the evolving business environment and expanding the use of the company's resources in Hyderabad, India. In April 2001, Juno eliminated approximately forty positions (net of ongoing replacement searches) that management concluded were no longer necessary due to shifts in the business and the relocation of certain functions to its India office. Worldwide headcount stands at 259 as of April 24, 2001.

Management continues to expect Juno's net loss for the remaining nine months of 2001 to total $15 million or less.

"With an established brand, a large audience, cost-saving technology, and a strong balance sheet, Juno is in a good position to weather the difficult market conditions facing companies throughout the Internet industry," said Harshan Bhangdia, Juno's chief financial officer. "We believe that our years of experience building and managing a multi-million-subscriber Internet service and our proven multi-tiered service model provide us with the flexibility and stability necessary to maintain a leadership position within our industry."


ABOUT JUNO

Juno Online Services, Inc. is one of the nation's leading Internet access providers, with 15.9 million total registered subscribers as of March 31, 2001 and 4.1 million active subscribers during that month.

Founded in 1995, Juno provides multiple levels of service, including free basic Internet access, billable premium dial-up service, and (in certain markets) high-speed broadband access. The company's revenues are derived primarily from the subscription fees charged for its billable premium services, from the sale of advertising, and from various forms of electronic commerce.

For more information about Juno, visit www.juno.com/corp. To get a copy of the Juno software, go to www.juno.com or call 1-800-TRY-JUNO.

                                     # # #

STATEMENTS IN THIS PRESS RELEASE REGARDING JUNO ONLINE SERVICES, INC. THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE SUCH STATEMENTS TO DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. ANY SUCH FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. MANAGEMENT EXPECTS THAT INTERNAL PROJECTIONS AND EXPECTATIONS MAY CHANGE OVER TIME. READERS SHOULD NOTE THAT THE INTERNAL PROJECTIONS AND BELIEFS UPON WHICH MANAGEMENT HAS BASED ITS EXPECTATIONS MAY CHANGE PRIOR TO THE END OF THE QUARTER. JUNO'S POLICY IS TO PROVIDE SUCH MANAGEMENT EXPECTATIONS ONLY ONCE PER QUARTER, AND GENERALLY NOT TO UPDATE SUCH INFORMATION UNTIL THE SUBSEQUENT QUARTERLY EARNINGS RELEASE. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THE PROJECTIONS OR FORWARD-LOOKING STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE JUNO'S ACTUAL RESULTS TO DIFFER: LIMITED HISTORY OF OFFERING JUNO'S BILLABLE PREMIUM SERVICES AND FREE BASIC SERVICE IN ITS CURRENT FORM; HISTORY OF LOSSES; POSSIBLE UNAVAILABILITY OF FINANCING AS AND IF NEEDED; RISKS THAT JUNO MAY BE UNABLE TO DERIVE SIGNIFICANT REVENUES FROM THE SALE OF ADVERTISING, DUE TO MARKET CONDITIONS OR OTHER FACTORS; INABILITY TO SUCCESSFULLY MIGRATE FREE SUBSCRIBERS TO, OR TO RETAIN SUBSCRIBERS IN, JUNO'S BILLABLE PREMIUM SERVICES; INCREASING COMPETITION FROM EXISTING OR NEW COMPETITORS; RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON A LIMITED NUMBER OF TELECOMMUNICATIONS CARRIERS AND OTHER THIRD PARTY VENDORS; POSSIBLE INDUSTRY CONSOLIDATION; AND POTENTIAL FLUCTUATIONS IN QUARTERLY AND ANNUAL RESULTS. THIS LIST IS INTENDED TO IDENTIFY ONLY CERTAIN OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER. READERS ARE REFERRED TO THE REPORTS AND DOCUMENTS FILED FROM TIME TO TIME BY JUNO WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED MARCH 16, 2001, FOR A DISCUSSION OF THESE AND OTHER IMPORTANT RISK FACTORS.

"EBITDA" IS NOT A MEASUREMENT OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO NET LOSS. EBITDA EXCLUDES INTEREST, TAXES, AND NON-CASH EXPENSES SUCH AS DEPRECIATION, AMORTIZATION, AND CHARGES FOR STOCK-BASED SUBSCRIBER ACQUISITION.

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                             THREE MONTHS
                                                            ENDED MARCH 31,
                                                        ------------------------
                                                          2001           2000
                                                        --------       --------
Revenues:
  Billable services ..............................      $ 22,913       $ 16,736
  Advertising and transaction fees ...............         5,790          6,409
  Direct product sales ...........................          --              902
                                                        --------       --------
    Total revenues ...............................        28,703         24,047
                                                        --------       --------

Cost of revenues:
  Billable services ..............................        15,358         12,040
  Advertising and transaction fees ...............         1,531          1,750
  Direct product sales ...........................          --              856
                                                        --------       --------
    Total cost of revenues .......................        16,889         14,646
                                                        --------       --------

Operating expenses:
  Operations, free service .......................         6,296          6,144
  Subscriber acquisition .........................         6,299         44,751
  Sales and marketing ............................         3,728          3,615
  Product development ............................         2,390          2,463
  General and administrative .....................         3,381          1,776
                                                        --------       --------
    Total operating expenses .....................        22,094         58,749
                                                        --------       --------
    Loss from operations .........................       (10,280)       (49,348)

Interest income, net .............................           646          1,722
                                                        --------       --------
    Net loss .....................................      $ (9,634)      $(47,626)
                                                        ========       ========
Basic and diluted net loss per share .............      $  (0.23)      $  (1.28)
                                                        ========       ========
Weighted average shares outstanding used
 in basic and diluted per share calculation ......        41,362         37,086
                                                        ========       ========


                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 MARCH 31,  DECEMBER 31,
                                                                   2001        2000
                                                               -----------  ----------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents ................................   $  46,820    $  55,729
  Accounts receivable, net of allowance for
    doubtful accounts of $2,828 and $2,688 in
    2001 and 2000, respectively ............................       7,749        9,420
  Prepaid expenses and other current assets ................       1,354        3,141
                                                               -----------  ----------
    Total current assets ...................................      55,923       68,290

Fixed assets, net ..........................................       8,354        9,164
Other assets ...............................................         831          917
                                                               -----------  ----------
    Total assets ...........................................   $  65,108    $  78,371
                                                               ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses ....................   $  25,702    $  29,287
  Current portion of capital lease obligations .............         692        1,209
  Deferred revenue .........................................      14,596       14,578
                                                               -----------  ----------
    Total current liabilities ..............................      40,990       45,074

Capital lease obligations ..................................         415          402
Deferred rent ..............................................         122          150
Liabilities expected to be settled with common stock .......       4,000        4,000



Stockholders' equity:
   Preferred stock--$.01 par value; 5,000,000 shares
     authorized, none issued and outstanding ...............          --           --
   Common stock--$.01 par value; 133,333,334 shares
     authorized, 41,650,581 and 41,134,350 shares issued and
     outstanding in 2001 and 2000,  respectively ...........         417          411
   Additional paid-in capital ..............................     211,935      211,550
   Unearned compensation ...................................        (250)        (333)
   Cumulative translation adjustment .......................          (5)          (1)
   Accumulated deficit .....................................    (192,516)    (182,882)
                                                               -----------  ----------
      Total stockholders' equity ...........................      19,581       28,745
                                                               -----------  ----------
      Total liabilities and stockholders' equity ...........   $  65,108    $  78,371
                                                               ===========  ==========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                      ----------------------
                                                         2001        2000
                                                      ---------   ----------
Cash flows from operating activities:
  Net loss .........................................  $ (9,634)   $ (47,626)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization ..................     1,028          729
    Amortization of unearned compensation ..........        34           61
    Changes in operating assets and liabilities:
      Accounts receivable ..........................     1,671       (1,939)
      Prepaid expenses and other current assets ....     1,686        2,149
      Accounts payable and accrued expenses ........    (3,590)       2,391
      Deferred revenue .............................        18        2,359
                                                      ---------   ----------
        Net cash used in operating activities ......    (8,787)     (41,876)
                                                      ---------   ----------
Cash flows from investing activities:
  Purchases of fixed assets ........................      (140)      (1,886)
  Other assets .....................................        86         (329)
                                                      ---------   ----------
        Net cash used in investing activities ......       (54)      (2,215)
                                                      ---------   ----------
Cash flows from financing activities:
  Payments on capital lease obligations ............      (504)        (829)
  Net proceeds from issuance of common stock .......        --       81,080
  Proceeds from issuance of common stock
    in connection with employee stock purchase plan.        126          715
  Proceeds from issuance of common stock in
    in connection with equity line facility,
    net of offering costs ..........................       232           --
  Proceeds from issuance of common stock
    upon exercise of stock options .................        82          446
                                                      ---------   ----------
        Net cash provided by financing activities ..       (64)      81,412
                                                      ---------   ----------
        Effect of exchange rate changes on cash and
           cash equivalents ........................        (4)        --
        Net increase in cash and cash equivalents ..    (8,909)      37,321
Cash and cash equivalents, beginning of period .....    55,729       91,497
                                                      ---------   ----------
Cash and cash equivalents, end of period ...........  $ 46,820    $ 128,818
                                                      =========   ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest ...........................  $     19    $      20

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         SEQUENTIAL QUARTERLY COMPARISON
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                      ----------------------
                                                      MARCH 31,  DECEMBER 31,
                                                        2001        2000
                                                      ---------   ------------
Revenues:
  Billable services ...............................   $ 22,913    $ 19,784
  Advertising and transaction fees ................      5,790      10,509
                                                      --------    --------
    Total revenues ................................     28,703      30,293
                                                      --------    --------
Cost of revenues:
  Billable services ...............................     15,358      12,297
  Advertising and transaction fees ................      1,531       1,929
                                                      --------    --------
    Total cost of revenues ........................     16,889      14,226
                                                      --------    --------
Operating expenses:
  Operations, free service ........................      6,296      10,888
  Subscriber acquisition ..........................      6,299       8,717
  Sales and marketing .............................      3,728       3,870
  Product development .............................      2,390       2,249
  General and administrative ......................      3,381       2,902
                                                      --------    --------
    Total operating expenses ......................     22,094      28,626
                                                      --------    --------
    Loss from operations ..........................    (10,280)    (12,559)

Interest income, net ..............................        646         974
                                                      --------    --------
    Net loss ......................................   $ (9,634)   $(11,585)
                                                      ========    ========
Basic and diluted net loss per share ..............   $  (0.23)   $  (0.29)
                                                      ========    ========
Weighted average shares outstanding used
     in basic and diluted per share
     calculations .................................     41,362      40,278
                                                      ========    ========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
               (IN THOUSANDS, EXCEPT FOR SELECTED SUBSCRIBER DATA)
                                   (UNAUDITED)

    EBITDA:                                  THREE MONTHS ENDED
                                        ----------------------------
                                         MARCH 31,      DECEMBER 31,
                                        -----------     ------------
                                          2001             2000
                                        --------        ---------
     Net loss .......................   $(9,634)        $(11,585)

       Depreciation and amortization      1,062            1,190
       Noncash subscriber acquisition       884            1,866
       Interest income, net .........      (646)           (974)
                                        --------        ---------
            EBITDA ..................   $(8,334)       $ (9,503)
                                        ========       =========

    SELECTED SUBSCRIBER DATA:                 MAR. 31,     DEC. 31,     SEPT. 30,    JUN. 30,     MAR. 31,
    -------------------------                ----------   ----------   ----------   ----------   ---------
                                                2001         2000         2000         2000        2000
                                             ----------   ----------   ----------   ----------   ---------
         Total registered subscriber
           accounts as of (1) ............   15,890,000   14,153,000   12,771,000   11,048,000   9,430,000
         Active subscriber accounts
            in month ended (2) ...........    4,133,000    4,001,000    3,700,000    3,379,000   3,053,000
         Active Web-enabled
            subscribers in month ended (3)    3,743,000    3,587,000    3,251,000    2,876,000   2,358,000
         Billable subscription service
            accounts as of (4) ...........      910,000      842,000      750,000      730,000     661,000

    ---------------------------------------

     (1) Includes all subscriber accounts created since Juno's inception, computed after deduction of any accounts that have since been cancelled, but regardless of current activity, if any.

     (2) Encompasses all registered subscriber accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.

     (3) Refers to the subset of active subscriber accounts that have been centrally provisioned for, and provided with the client-side software necessary to access, not only e-mail, but also the World Wide Web, regardless of the extent, if any, to which such subscribers have actually used the Web.

     (4) Represents the subset of active subscriber accounts that carry a charge for premium functionality.